UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2009

ALLIANCE FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

New York	000-15366	16-1276885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Madison Street, Syracuse, New York	13202
(Address of principal executive offices)	(Zip Code)

(315) 475-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 17, 2009, Alliance Financial Corporation (the “Company”) entered into a Warrant Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury ( the “Treasury”) to repurchase the warrant to purchase 173,069 shares of the Company’s common stock that was issued to the Treasury on December 19, 2008 (the “Warrant”) in connection with the Company’s sale to the Treasury of 26,918 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Shares”) for $26.9 million as part of the Treasury’s Capital Purchase Program. Pursuant to the terms of the Repurchase Agreement, the Company repurchased the Warrant for a purchase price of $900,000 on June 17, 2009. The Company previously repurchased all of the Series A Preferred Shares on May 13, 2009 for $27,246,998, which included all accrued and unpaid dividends. As a result of the Warrant repurchase, the Company has repurchased all securities issued to the Treasury under the Capital Purchase Program. A copy of the Repurchase Agreement is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 8.01	Other Events

On June 17, 2009, the Company issued a press release announcing the repurchase transaction described above under “Item 1.01 Entry Into a Material Definitive Agreement.” A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit Number	Description
10.1	Warrant Repurchase Letter Agreement, dated June 17, 2009, between Alliance Financial Corporation and the United States Department of the Treasury.

99.1	Press Release, dated June 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE FINANCIAL CORPORATION
Date: June 17, 2009
	By:	/s/ J. Daniel Mohr
J. Daniel Mohr Treasurer and CFO